Exhibit 99.1

ADHEREX REPORTS  MEETING WITH FDA’S PEDIATRIC SUBCOMMITTEE OF THE
ONCOLOGIC DRUGS ADVISORY COMMITTEE ON THE DEVELOPMENT OF SODIUM
THIOSULFATE INJECTION

Research Triangle Park, NC, October 7, 2011 - Adherex Technologies Inc. (TSX:AHX, Pink Sheets: ADHXF), a biopharmaceutical company focused on cancer therapeutics today announced that the FDA’s Pediatric Subcommittee of the Oncologic Drugs Advisory Committee will discuss the development of Sodium Thiosulfate Injection, USP, 25% (STS) on November 1, 2011.   STS is a chemoprotectant being developed to reduce or prevent hearing loss in children that may result from the treatment with platinum-based chemotherapy drugs.  STS has received Orphan Drug Designation in the United States for the  prevention of platinum-induced ototoxicity in pediatric patients.  In addition, Adherex has licensed from Oregon Health & Science University intellectual property rights for the use of STS as a chemoprotectant.

"Hearing loss among children receiving platinum-based chemotherapy is frequent, permanent, often severely disabling and usually dose limiting.  We look forward to discussing the development and path to approval for STS with the FDA’s Pediatric Subcommittee of the Oncologic Drugs Advisory Committee," said Rosty Raykov, Chief Executive Officer of Adherex.

STS is currently being studied in two Phase III clinical studies of survival and reduction of ototoxicity.

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Study ACCL0431, “A Randomized Phase III Study of Sodium Thiosulfate for the Prevention of Cisplatin-Induced Ototoxicity in Children” is being conducted by the Children's Oncology Group (COG).  The study is expected to enroll 135 patients most of whom have diagnoses of one of five childhood cancers typically treated with intensive cisplatin therapy, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.

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SIOPEL 6, “A Multicentre Open Label Randomised Phase III Trial of the Efficacy of Sodium Thiosulphate in Reducing Ototoxicity in Patients Receiving Cisplatin Chemotherapy for Standard Risk Hepatoblastoma” is being conducted by The International Childhood Liver Tumour Strategy Group, SIOPEL. The study is expected to enroll 102 patients. SIOPEL 6 is being conducted in standard risk hepatoblastoma where the effectiveness of the platinum treatment is very high.

About STS

STS is a water-soluble thiol compound and acts as a chemical reducing agent.  It is approved for the treatment of cyanide poisoning. It is thought that hearing loss caused by platinum compounds  result from the deposition of protein-bound platinum in the cochlea and STS binds platinum/protein complexes thereby potentially minimizing their toxicity. At a bolus dose of 20 g/m2 over 15 minutes, STS has sufficient high plasma concentrations to rapidly, covalently bind to any residual extracellular cisplatin and thereby possibly prevent ototoxicity.  Because STS is to be administered six hours after cisplatin, antitumor efficacy of cisplatin should not be compromised.

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2010.  Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144